Exhibit 99.1

Contacts:

Larry G. Stambaugh	Aline Schimmel (Investors)
Chief Executive Officer	Burns McClellan
Anthony E. Altig	(212) 213-0006
Chief Financial Officer	Sean Collins (Media)
(858) 453-4040	Valerie Bent (Media)
CCG Investor Relations
(818) 789-0100

MAXIM PHARMACEUTICALS REPORTS FISCAL 2003
FINANCIAL RESULTS

SAN DIEGO, Calif., December 16, 2003 — Maxim Pharmaceuticals, Inc. (Nasdaq NM: MAXM, SSE: MAXM) today reported financial results for the fourth quarter and the year ended September 30, 2003.  The net loss applicable to common stock for the fourth quarter ended September 30, 2003 totaled $12.8 million, or $0.54 per share, compared to a net loss applicable to common stock of $11.1 million, or $0.48 per share, for the same period of the prior year.  The net loss applicable to common stock for the year ended September 30, 2003, totaled $45.5 million, or $1.94 per share compared to a net loss applicable to common stock of $64.3 million or $2.76 per share, for the prior year.

The Company had cash, cash equivalents and investments totaling $94.8 million at September 30, 2003, and used net cash of $37.5 million in its operations during the year ended September 30, 2003.

Effective October 1, 2001, the beginning of the Company’s 2002 fiscal year, the Company adopted the provisions of a newly required accounting standard, Statement of Financial Accounting Standard (“SFAS”) No. 142, Goodwill and Other Intangible Assets.  SFAS No. 142 requires that goodwill and intangible assets with indefinite useful lives no longer be amortized, but instead be tested for impairment at least annually.  A non-cash charge of $28.2 million was recorded during the quarter ended December 31, 2001, reflecting the cumulative effect of adopting the new accounting principle and the related write down of goodwill. The net loss before cumulative effect of accounting change applicable to common stock for the year ended September 30, 2002, totaled $ 36.1 million or $1.55 per share.

“The fiscal year 2003 was filled with many achievements including the full enrollment of key clinical trials of our lead drug candidate Ceplene, including a Phase 3 trial in advanced malignant melanoma with liver metastases and a Phase 2 trial in Hepatitis C.” said Larry G. Stambaugh, Maxim’s Chairman, Chief Executive Officer and President.  “Fiscal 2004 will be a pivotal year for Maxim as we await our first potential marketing approval in Europe. We also expect to obtain key data from our ongoing and recently completed clinical trials, including our Phase 3 trial in acute myeloid leukemia and our confirming Phase 3 trial in advanced malignant melanoma with liver metastases.  We will move forward in our development of an oral formulation of histamine for the treatment of chronic liver diseases, and we will prepare for a potential United States Food and Drug Administration (FDA) marketing application for Ceplene for the treatment of advanced malignant melanoma patients with liver metastases.”

The Company announced that it plans to hold its 2004 Annual Stockholders’ Meeting Thursday, February 19, 2004, in New York.  A management presentation to European stockholders will be held Monday, February 23, 2004, in Stockholm, Sweden.  Specific times and locations for these meetings will be announced in January 2004 at the time of the mailing of the Company’s annual report to stockholders.

Maxim Overview

Maxim Pharmaceuticals is a global biopharmaceutical company with a diverse pipeline of therapeutic candidates for life-threatening cancers and liver diseases.  Maxim’s research and development programs are designed to offer hope to patients by developing safe and effective therapeutic candidates that have the potential to extend survival while maintaining quality of life.

Maxim’s lead drug candidate Ceplene™ (histamine dihydrochloride), based on the naturally occurring molecule histamine, is designed to prevent or inhibit oxidative stress, thereby reversing immune suppression and protecting critical immune cells. In November 2003, Maxim filed an application for market authorization in Europe for approval to market Ceplene for the treatment of advanced malignant melanoma.  Ceplene is currently being tested in Phase 3 cancer clinical trials for advanced malignant melanoma with liver metastasis and acute myeloid leukemia. Phase 2 trials of Ceplene are also underway for the treatment of hepatitis C and advanced renal cell carcinoma. More than 2,000 patients have participated in 17 completed and ongoing clinical trials of Ceplene.

In addition to Ceplene, Maxim is developing small-molecule inhibitors and activators of programmed cell death, also known as apoptosis, which may serve as drug candidates for cancer, cardiovascular disease and other degenerative diseases. Ceplene and the apoptosis inducers are investigational drugs and have not been approved by the U.S. Food and Drug Administration (FDA) or any international regulatory agency.

This news release contains certain forward-looking statements that involve risks and uncertainties.  Such forward-looking statements include statements regarding the efficacy, safety and intended utilization of Ceplene, the oral histamine formulation, and the apoptosis inducers, and the conduct, results and timelines associated with Maxim’s clinical trials.  Such statements are only predictions and Maxim’s actual results may differ materially from those anticipated in these forward-looking statements.  Factors that may cause such differences include the risk that products that appeared promising in early research and clinical trials do not demonstrate safety or efficacy in larger-scale clinical trials, the risk that Maxim will not obtain approval to market its products and the risk that adequate financing will not be available.  These factors and others are more fully discussed in Maxim’s periodic reports and other filings with the Securities and Exchange Commission.

Note: The Maxim logo is a trademark of Maxim.

Editor’s Note: This release is also available on the Internet at http://www.maxim.com.

(Table follows)

MAXIM PHARMACEUTICALS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS  (Unaudited)

(in thousands, except share and per share amounts)

	Three Months Ended September 30		Year Ended September 30
	2003	2002	2003	2002

Collaboration and research revenue	$1,489	$335	$3,830	$2,153

Operating expenses:
Research and development	12,716	8,514	42,528	32,015
Business development and marketing	317	943	1,395	3,211
General and administrative	1,655	1,306	7,757	6,287
Provisions for note receivable and loan guarantee to/for officers	—	1,600	—	1,600
Total operating expenses	14,688	12,363	51,680	43,113

Loss from operations	(13,199)	(12,028)	(47,850)	(40,960)

Other income (expense):
Investment income	461	977	2,499	4,991
Interest expense	(25)	(51)	(123)	(186)
Other income	(1)	2	18	11
Total other income	435	928	2,394	4,816

Loss before cumulative effect of accounting change	(12,764)	(11,100)	(45,456)	(36,144)

Cumulative effect of accounting change	—	—	—	(28,179)

Net loss applicable to common stock	$(12,764)	$(11,100)	$(45,456)	$(64,323)

Basic and diluted net loss per share of common stock:
Excluding cumulative effect of accounting change	$(0.54)	$(0.48)	$(1.94)	$(1.55)
Cumulative effect of accounting change	—	—	—	(1.21)
Basic and diluted net loss per share of common stock	$(0.54)	$(0.48)	$(1.94)	$(2.76)

Weighted average shares outstanding	23,789,341	23,294,642	23,444,028	23,273,621

SELECTED BALANCE SHEET INFORMATION

	September 30, 2003	September 30, 2002

ASSETS
Cash, cash equivalents and investments	$94,829	$111,491
Total assets	107,347	125,644
Long-term liabilities	828	2,584
Stockholders’ equity	95,237	116,733

####